Exhibit Y

EXECUTION

Second AMENDED AND RESTATED

GUARANTY AGREEMENT

This SECOND AMENDED AND RESTATED GUARANTY AGREEMENT (as such may be amended, amended and restated, modified, supplemented or restated from time to time, this “Guaranty”) is dated as of April 1, 2016 by RENTECH, INC., a Colorado corporation (“Parent Guarantor”), each Person that is a signatory hereto as a Subsidiary Guarantor (collectively, the “Subsidiary Guarantors” and, together with Parent Guarantor and each Additional Guarantor (as hereinafter defined) added hereto as a Guarantor pursuant to Section 27, the “Guarantors” and each a “Guarantor”) in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (“Administrative Agent”) for the benefit of the Lender Parties (as defined in the Credit Agreement referenced below).

Reference is made to the Amended and Restated Term Loan Credit Agreement, dated as of February 12, 2015, by and among Rentech Nitrogen Holdings, Inc. (“Borrower”), the lenders from time to time party thereto and Administrative Agent (as amended prior to the date hereof, the “Existing Restated Credit Agreement”), pursuant to which the Lender Parties made loans to Borrower.

Borrower, Lenders and Administrative Agent have agreed to amend and restate the Existing Restated Credit Agreement pursuant to the Second Amended and Restated Term Loan Credit Agreement of even date herewith, by and among Borrower, Lenders and Administrative Agent (as such may be amended, amended and restated, modified, supplemented or restated from time to time, the “Credit Agreement”), which will evidence the loans made by the Lender Parties prior to the date hereof.  Capitalized terms used but not defined herein shall have the meanings (i) specified in Section 36 hereof or (ii) specified in the Credit Agreement, and the principles of construction contained in Section 1.04 of the Credit Agreement shall apply herein as if set forth herein.

The Guarantors are party to that certain Amended and Restated Guaranty Agreement, dated as of February 12, 2015, by Parent Guarantor and the other Guarantors in favor of the Administrative Agent for the benefit of the Lender Parties (as amended prior to the date hereof, the “Existing Restated Guaranty”).

As a condition to the amendment and restatement of the Credit Agreement, the Guarantors have agreed to execute this Guaranty in favor of Administrative Agent and amend and restate the Existing Restated Guaranty, as herein provided.

Borrower and each Subsidiary Guarantor are direct or indirect subsidiaries of Parent Guarantor, and Parent Guarantor and each Subsidiary Guarantor will benefit, directly or indirectly from the financial accommodations provided by the Lender Parties to Borrower.

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Borrower by Lender Parties pursuant to the Credit Agreement and the other Loan Documents, each Guarantor hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) in favor of Administrative Agent, for itself and for the benefit of the Lender Parties, as follows:

1.   Guaranty.  Each Guarantor jointly and severally hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrower to the Lender Parties under the Credit Agreement and the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Borrower or any Guarantor under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”).  Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall, absent manifest error, be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations (other than payment in full of the Guaranteed Obligations) which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Notwithstanding anything herein to the contrary, the guaranty granted by any Guarantor incorporated under the laws of the Grand Duchy of Luxembourg (the “Luxembourg Guarantor”) under this Guaranty for the Guaranteed Obligations of the Borrower shall be limited at any time to an aggregate amount not exceeding 90% of such Luxembourg Guarantor’s own funds (“capitaux propres”), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 relating to the Register of Commerce and Companies as well as the accounting and the annual accounts of companies, as amended, determined in its last accounts duly approved and available, as at the date on which a demand is made under this Guaranty.

2.  Taxes; Payments.  Each Guarantor represents and warrants that it is organized and resident in the United States of America, except as set forth on Schedule 2 hereto or, in the case of an Additional Guarantor, in the applicable Addendum to Guaranty (as hereinafter defined).  Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Taxes, subject to the provisions of Section 2.08 of the Credit Agreement and the related defined terms therein. Each Guarantor shall make all payments to Administrative Agent under this Guaranty at the Administrative Agent’s office in New York, New York. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3.  Rights of Administrative Agent.  Each Guarantor consents and agrees that Administrative Agent may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any collateral security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such collateral security and direct the order or manner of sale thereof as Administrative Agent in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor.

4.  Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of Administrative Agent) of the liability of Borrower or any other Guarantor; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to require Administrative Agent to proceed against Borrower or any other Guarantor, proceed against or exhaust any collateral security for the Guaranteed Obligations, or pursue any other remedy in Administrative Agent’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Administrative Agent; (f) any bankruptcy or insolvency of Borrower; (g) any change in ownership of Borrower or any other Guarantor; (h) any defense based on any act or failure to act of Administrative Agent referred to in Section 3; and (i) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties including any defenses based on suretyship or impairment of collateral.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

5.  Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not Borrower or any other person or entity is joined as a party.

6.  Representations and Warranties.  Each Guarantor represents and warrants that:

(a)  It (i) is duly organized, incorporated or formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization, incorporation or formation, (ii) is duly qualified and in good standing (if applicable) as a foreign corporation or other applicable entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite company or corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)  The execution, delivery and performance by such Guarantor of this Guaranty and the other Loan Documents to which it is a party and the grant by such Guarantor of any security interest contemplated thereby are within its company or corporate powers, have been duly authorized by all necessary company or corporate action, and do not (i) contravene its Constituent Documents, (ii) contravene any contractual restriction binding on it or require any consent under any material agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of such

Guarantor (other than Permitted Liens), or (iv) violate any Law (including, but not limited to, the Securities Act of 1933 and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award.

(c)  Neither such Guarantor nor any Subsidiary thereof has incurred any Debt, other than Debt permitted by Section 8(d). Such Guarantor has delivered to Lenders copies of all material documentation relating to such Debt listed on Schedule 8(d) certified by a Responsible Officer of the Parent Guarantor as being true, correct and complete, provided that the parties agree that (i) the documentation for the Debt referred to in Item 20 of Schedule 8(d) of this Guaranty shall not be required to be delivered until the tenth Business Day after the Second Restatement Date and (ii) the Parent Guarantor covenants to cause such delivery to occur on or prior to such date.

(d)  Except for any filings specifically provided for in any Security Document to which such Guarantor is a party, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by such Guarantor of this Guaranty or the other Loan Documents to which it is a party, (ii) the legality, validity, binding effect or enforceability of this Guaranty or the other Loan Documents to which it is a party, or (iii) the creation, validity or perfection of the Liens created by the Security Documents to which it is a party; provided that, after the date hereof, the registration of the Guaranty with the Administration de l'enregistrement et des Domaines may be requested in case of legal proceedings before a Luxembourg courts or when the Guaranty has to be produced before an official Luxembourg authority.

(e)  Such Guarantor and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f)  This Guaranty and the other Loan Documents to which such Guarantor is a party are and will be legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with their respective terms in all respects.

(g)  No Default exists and no Event of Default has occurred and is continuing, or would result after giving effect to the borrowing of any Loan.

(h)  Since the First Restatement Date, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(i)  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Guarantor after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Guarantor or against any of its Subsidiaries, properties or revenues that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Guaranty or the other Loan Documents to which such Guarantor is a party, or that involves a reasonable likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Loan Documents or the making or repayment of the Loans.

(j)  Neither such Guarantor nor any Subsidiary thereof is required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940.

(k)  Such Guarantor and each Subsidiary thereof owns all of its assets free and clear of Liens, other than Liens permitted by Section 8(e), and has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its assets including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of financing statements pursuant to UCC-1 or other comparable legislation applicable in non-U.S. jurisdictions, other than with respect to Liens permitted by Section 8(e).

(l)  Such Guarantor and each Subsidiary thereof has filed all U.S. federal and state tax returns and all other tax returns which are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except where the failure to file such tax returns or pay such taxes or other amounts could not reasonably be expected to have a Material Adverse Effect or for taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.  Neither such Guarantor nor any Subsidiary thereof has entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of such Person and is not aware of any circumstances that would cause the taxable years or other taxable periods of such Person not to be subject to the normally applicable statute of limitations, except as would not reasonably be expected to have a Material Adverse Effect.

(m)  (i) The present fair value of such Guarantor’s assets exceeds the total amount of such Guarantor’s liabilities (including, without limitation, contingent liabilities), (ii) such Guarantor has capital and assets sufficient to carry on its businesses, (iii) such Guarantor is not engaged and is not contemplating engagement in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction, (iv) such Guarantor does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due, and (v) such Guarantor will not be rendered insolvent by the execution, delivery and performance of documents relating to this Guaranty or by the consummation of the transactions contemplated under this Guaranty, provided that no representation or warranty in this subsection (m) is provided with respect to RTK CAB LLC, Rentech Services Corporation, SilvaGas Corporation, GCSEC Holdings, LLC, Gulf Coast Synthetic Energy Center, LLC, RTK WP3 Canada, ULC, RTK WP Dev Canada, ULC, RTK WP4 Canada, ULC, RTK WP5 Canada, ULC, RTK Canada Energy Holdings ULC, Olympiad Renewable Energy Centre, ULC, and Rentech Energy Technology Center, LLC.

(n)  Such Guarantor has complied with its applicable reporting obligations, if any, with respect to the Underlying Equity and the Loan Documents (i) under Sections 13 and 16 of the Exchange Act, including any required filings with the SEC and (ii) under applicable securities laws of any other jurisdiction.

(o)  Such Guarantor has not engaged in or entered into any transaction prohibited under Section 2.15 of the Credit Agreement.

(p)  Neither such Guarantor nor any Subsidiary thereof nor any of the assets, properties or revenues of any such Person has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

(q)  The Guaranteed Obligations constitute direct, general, unconditional and unsubordinated Debt of such Guarantor and rank pari passu in right of payment with all other senior Debt of such Guarantor.  The Guaranty is not entered into by such Guarantor with the intent of facilitating a disposition of the Collateral Shares.

(r)  All written information provided with respect to such Guarantor and its Affiliates by or on behalf of such Guarantor to Administrative Agent or any Lender in connection with the negotiation, execution and delivery of this Guaranty and the other Loan Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements provided to Administrative Agent, was or will be, on or as of the applicable date of provision thereof, when taken as a whole, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(s)  All financial statements delivered or to be delivered to Administrative Agent pursuant to Section 7(b)(i) and (ii) of this Guaranty or Sections 3.01 or 5.01(b) of the Credit Agreement have been or will be prepared in accordance with GAAP consistently applied and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(t)  Each material agreement to which such Guarantor or any Subsidiary thereof is a party that requires an 8-K filing by or on behalf of such Person with the SEC is in full force and effect, and neither such Guarantor nor any Subsidiary thereof is in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which such Person is a party or by which such Person or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.

(u)  All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of such Guarantor have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.  There are no restrictions or requirements which limit such Guarantor’s ability to lawfully conduct its business or limit such Guarantor’s ability to perform its obligations under this Guaranty or any other Loan Document.

(v)  No Guarantor nor any Subsidiary thereof is engaged in any business in the United States other than as described in its Constituent Documents, if any.

(w)  Such Guarantor understands that upon the occurrence of an Event of Default and the exercise of remedies pursuant to the Loan Documents, (i) the Collateral may be sold which may result in substantially discounted realization value with respect to the Collateral compared with the then market price and (ii)(A) a bulk sale of the Collateral may occur which may result in a substantially discounted realization value with respect to the Collateral compared to the then current market price and (B) a private sale of the Collateral may occur which may result in less proceeds than a public sale. Such Guarantor acknowledges and agrees that (x) any such bulk sale or private sale shall be a commercially reasonable disposition under the Uniform Commercial Code or other applicable laws notwithstanding any loss to it from a lower sale price, (y) the Lender Parties shall not have any liability or responsibility for any losses to such Guarantor or Borrower arising from any such exercise of remedies, and (z) any such bulk sale or private sale shall not affect the validity or enforceability of this Guaranty or the obligations of such Guarantor hereunder.

(x)  Schedule 6(x) sets forth as of the Second Restatement Date a list of all Subsidiaries of the Guarantors and all other Equity Interests owned, directly or indirectly, by the Guarantors.  All such Equity Interests are fully paid and non-assessable.

(y)  (i) Except as could not reasonably be expected to result in a Material Adverse Effect, (A) each Plan has been maintained in compliance with the applicable provisions of the Internal Revenue Code and ERISA; (B) no ERISA Event has occurred or is reasonably expected to occur; and (C) as of the most recent valuation date, the present value of all accumulated benefits under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) do not exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits; and (ii) the underlying assets of any Guarantor do not constitute Plan Assets (provided that any reference to Borrower in any embedded definitions in the Credit Agreement shall be construed to refer to Parent Guarantor for purposes of this Section 6(y)).

(z)(i)  There is no pending or, to such Guarantor’s knowledge, threatened, Environmental Claim against such Guarantor or each Subsidiary thereof or any properties or assets owned, leased or operated by such Person, and such Guarantor and any Subsidiary thereof has not received any notice of any such Environmental Claim, and no proceeding has been instituted raising any such Environmental Claim, except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)  Such Guarantor and each Subsidiary thereof has obtained all Permits that are required pursuant to Environmental Law for the operation of its business and all such Permits are in full force and effect, except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii)  Such Guarantor does not have knowledge of any facts which could reasonably be expected to give rise to any Environmental Claim, public or private, including any violation of Environmental Laws, any Release of Hazardous Materials or any damage to the Environment emanating from, occurring on or in any way related to any real properties or other assets now or formerly owned, leased or operated by such Guarantor or any Subsidiary thereof, except such as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv)  No Hazardous Materials have been used, generated, manufactured, stored, Released, transported or treated by any such Guarantor nor any Subsidiary thereof or on, at, under or from any real properties or other assets now or formerly owned, leased or operated by such Person, except, in the case of any of the foregoing, (A) in the ordinary course of business or (B) in a manner that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa)(i)  Neither such Guarantor nor any of its Subsidiaries are, and to such Guarantor’s knowledge none of its or their respective Affiliates are, in violation of any requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, and any other enabling legislation or executive order relating thereto, and other federal, provincial, state, local or foreign laws relating to “know your customer” and antimony laundering rules and regulations.

(ii)   Neither such Guarantor nor any of its Subsidiaries and, to such Guarantor’s knowledge, none of its or their respective Affiliates and no broker or other agent of any Loan Party acting in any capacity in connection with the Loan Documents is any of the following: (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation; (B) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation; (C) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism”

as defined in the Executive Order or other applicable OFAC regulations; or (E) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(iii)  Neither such Guarantor nor any of its Subsidiaries and, to such Guarantor’s knowledge, none of its or their respective Affiliates and no broker or other agent of any Loan Party acting in any capacity in connection with the Facility (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

(iv)  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official governmental capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Laws.

If such Guarantor acquires or forms any Subsidiary, each of the foregoing representations and warranties referring to any Subsidiary of such Guarantor shall be thereafter deemed modified to cover, on a prospective basis, such Guarantor and its respective Subsidiaries (including such Guarantor’s newly acquired or formed Subsidiary), mutatis mutandis.

7.  Affirmative Covenants.  Parent Guarantor shall, and shall cause each Subsidiary thereof to:

(a)  Existence.  Preserve and maintain its existence and material rights and franchises; provided that any Subsidiary may merge, consolidate or take any actions that may terminate its existence and/or material rights and franchises, as permitted under Section 8(f).

(b)   Reporting Requirements. Furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(i)  as soon as available, but in any event within ninety (90) days after the end of each of its fiscal years, Parent Guarantor’s annual audited consolidated financial statements, including all notes thereto, which statements shall include a consolidated statement of financial position as of the end of the relevant fiscal year and a statement of operations and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of independent certified public accountants with an accounting firm of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Parent Guarantor as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP, consistently applied;

(ii)  as soon as available, but in any event no later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent Guarantor, Parent Guarantor’s quarterly unaudited consolidated financial statements prepared in respect of such fiscal quarter and for the portion of Parent Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, c ertified by a Responsible Officer of Parent Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent Guarantor in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii)   concurrently with such distributions or filing with the SEC, copies of all financial reports distributed by or on behalf of Parent Guarantor to all of its shareholders;

(iv)   no later than thirty (30) days after the start of each calendar year, a consolidated budget for Parent Guarantor and its Subsidiaries for such calendar year;

(v)   [intentionally omitted];

(vi)   [intentionally omitted];

(vii)   copies of all general communications delivered by Parent Guarantor to all shareholders of Parent Guarantor within two (2) Business Days of the day such communications were first delivered to such shareholders or filed with the SEC; and

(viii)   promptly, and in any event within two (2) Business Days after receipt thereof by Parent Guarantor or any Affiliate of Parent Guarantor, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other similar inquiry by such agency regarding Parent Guarantor or any Loan Party (for the avoidance of doubt, routine trading inquiries not involving any Loan Party shall not be covered by this clause (viii));

(ix)   as soon as possible and in any event within two (2) Business Days after Parent Guarantor obtains actual knowledge of the occurrence of (A) any Event of Default or Default, (B) any actual or threatened litigation which, if adversely determined to Parent Guarantor or any Subsidiary thereof, could reasonably be expected to result in a Material Adverse Effect or (C) any event which could reasonably be expected to result in a Material Adverse Effect, in each case, a statement of a Responsible Officer of Parent Guarantor setting forth the details thereof and the action which Parent Guarantor or such Subsidiary has taken and proposes to take with respect thereto;

(x)   [intentionally omitted];

(xi)   promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Parent Guarantor, other than MNPI, as Administrative Agent may from time to time reasonably request; and

(xii)   promptly but in any event within twenty (20) days after any Guarantor knows, or has reason to know, that any ERISA Event has occurred or will occur (provided that any reference to Borrower in any embedded definitions in the Credit Agreement shall be construed to refer to Parent Guarantor for purposes of this clause (xii)).

Each Guarantor shall use commercially reasonable efforts to not provide any MNPI in any document or notice required to be delivered pursuant to, or in connection with, this Guaranty or any other Loan Document to any Lender Party.   Each Guarantor acknowledges and agrees that

if any Lender Party or any of its Affiliates, acting in such capacities in connection with the Facility, received from any Guarantor or any of its Affiliates any such MNPI, such Lender Party or Affiliate may disclose such MNPI publicly in connection with any foreclosure conducted in connection with any property of a Guarantor.

Each Guarantor hereby acknowledges that the Lender Parties acting in their respective capacities in connection with this Guaranty and any other Loan Document as such do not wish to receive MNPI.  Each Guarantor hereby agrees that upon provision of any materials or information provided by or on behalf of such Guarantor hereunder (collectively, “Guarantor Materials”), such Guarantor shall be deemed to (x) have represented that such Guarantor Materials contain no MNPI and (y) have authorized each Lender Party to treat such Guarantor Materials as not containing any MNPI; provided, however, that (i) to the extent such Guarantor Materials constitute Information, they shall be treated as set forth in Section 8.12 of the Credit Agreement and (ii) to the extent such Guarantor Materials contains MNPI, such Guarantor shall so notify the Lender Parties.  Each Lender Party acknowledges that such Guarantor may withhold information otherwise required to be delivered pursuant to any Loan Document to the extent such Guarantor believes in good faith that such information constitutes MNPI, and such Guarantor shall not be deemed to have failed to comply with any requirement to deliver such information.

Documents required to be delivered pursuant to clause (i), (ii), (iii) or (vii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent Guarantor posts such documents, or provides a link thereto on Parent Guarantor’s website on the Internet at the website address listed in Section 8.02 of the Credit Agreement; provided that: (i) if Administrative Agent so requests, Parent Guarantor shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent and (ii) Parent Guarantor shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents. For the avoidance of doubt, Parent Guarantor may deliver any documents via facsimile or electronic mail in accordance with Section 8.02 of the Credit Agreement.

(c)  Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that such Person shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (ii) all lawful claims which, if unpaid, would become a Lien on its property.

(d)  Keeping of Books.  Keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP or with the generally accepted accounting principles applicable to the relevant Subsidiary in its jurisdiction of incorporation as may be approved by a significant segment of the accounting profession in such jurisdiction that are applicable to the circumstances as of the date of determination, consistently applied.

(e)  Inspection Rights.  At any reasonable time during normal business hours and upon reasonable prior notice, from time to time permit any Lender Party or any agent or representative thereof (in each case, subject to Section 8.12 of the Credit Agreement) to (i) visit and inspect the properties of such Person and discuss the affairs, finances, assets and accounts of such Person with any of such Person’s officers, directors or other representatives and (ii) discuss the affairs, finances, assets and accounts of such Person with such Person’s independent certified public accountants and to examine and make copies of and abstracts from their records and books of account, all at the expense of such Guarantor; provided, however, that after the occurrence of an Event of Default, any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of such Guarantor at any time during normal business hours and without advance notice.

(f)  Compliance with Laws.  Comply with all disclosure / filing requirements of applicable Law associated with entering into the Guaranty and the other Loan Documents, as applicable, and comply with all other requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(g)  Compliance with Environmental Laws.

(i)  Comply with all Environmental Laws, except such non-compliance as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)  Obtain, maintain in full force and effect and comply with all Permits necessary to the ownership and operation of its properties and assets or to the conduct of its business, except to the extent that a failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)  Comply in a timely manner with all Environmental Laws including those relating to the Release of Hazardous Materials, together with any other applicable legal requirements for conducting, on a timely basis, periodic tests, monitoring and remediation of contamination of the Environment, and diligently comply with the regulations of the United States Environmental Protection Agency and other applicable Governmental Authorities, except where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)  AML Laws.  Carry out its business in compliance with, and direct its Affiliates to carry out their businesses to enable each Guarantor to comply with, each of the representations and warranties under Section 6(aa).

(i)  Minimum Liquidity.  At all times, the Guarantors, taken as a single group, shall   maintain at least $5 million aggregate amount of Unrestricted Cash.

(j)  Joinder of Emancipated Subsidiaries.  Within twenty (20) days after the date of the termination or ineffectiveness of any restriction arising under applicable Law or contract that restricts or prevents any Subsidiary  from becoming a Guarantor hereunder or becoming a party to any Security Document that otherwise would be applicable to such Subsidiary, Parent Guarantor shall cause such Subsidiary, to the extent it is then permitted to do so under applicable Law and the agreements to which it is a party or is subject, to enter into the documents referred to in Section 8(n) of this Guaranty.

(k)  Insurance.  Parent Guarantor will (i) use commercially reasonable efforts after the Second Restatement Date to cause all insurance policies covering it and the other Guarantors to provide that no cancellation, material reduction, or material change in coverage of any such insurance will become effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof and (ii) prior to the time such notice obligation is contained in all of its insurance policies, provide notice to the Administrative Agent as soon as it becomes aware that any such cancellation, material reduction, or material change in coverage has occurred or will occur.  The provisions of this Section 7(k) are without prejudice to other obligations that the Parent Guarantor and the other Guarantors have under the Loan Documents with regard to insurance.

(l)  Further Assurance. Upon the request of Administrative Agent, execute and/or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by Administrative Agent from time to time, to carry out the provisions and purposes of this Guaranty and the other Loan Documents.

8.  Negative Covenants.  Parent Guarantor shall not, directly or indirectly, nor shall it permit any Subsidiary thereof to, directly or indirectly:

(a)  Restricted Transactions. Enter into any transactions prohibited by Section 2.15 of the Credit Agreement, or take any action which could reasonably be expected to create any restrictions on transfer or disposition of the Collateral Shares or otherwise cause the representations and warranties in Section 4.01(o) or (p) of the Credit Agreement to be inaccurate as of any date.

(b)  Investment Company. Become an “investment company,” as such term is defined in the United States Investment Company Act of 1940.

(c)  Compliance with Margin Regulations. Take any action with respect to the Loan Documents that would result in a violation of Regulation T, U, or X.

(d)  Additional Debt.  Create, incur, assume or suffer to exist any Debt, other than (i) Debt incurred pursuant to the Loan Documents, (ii) Debt of any Loan Party owing to another Loan Party, in each case, for intercompany loans or advances, (iii) Debt of any Subsidiary that is not a Loan Party owing to another Subsidiary that is not a Loan Party, in each case, for intercompany loans or advances, (iv) Debt of any Loan Party owing to any Subsidiary that is not a Loan Party, in an aggregate outstanding principal amount at any time not exceeding $5,000,000, in each case, for intercompany loans or advances, (v) [intentionally omitted], (vi) Debt of any Subsidiary that is not a Loan Party owing to any Loan Party, in an aggregate outstanding principal amount at any time not exceeding $3,000,000, for intercompany loans or advances, (vii) Debt existing on the date hereof and listed on Schedule 8(d), and extensions, renewals, refinancings and replacements thereof, provided that (x) for all Debt listed on Schedule 8(d) other than the Debt described in clauses (10) – (20) thereof, no such extension, renewal, refinancing or replacement shall add additional obligors in respect of such Debt or result in an increase in the outstanding principal amount of such Debt in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith and (y) for all Debt described in clauses (10) – (20) of Schedule 8(d), no such extension, renewal, refinancing or replacement thereof shall add additional obligors in respect of such Debt or result in an increase in the outstanding principal amount of such Debt at any time in excess of $22,000,000 and an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith, (viii) [intentionally omitted], (ix) Debt under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, in an aggregate outstanding amount at any time not exceeding $2,000,000, (x) Debt consisting of capital lease obligations in an aggregate outstanding amount at any time not exceeding $2,000,000, (xi) Debt described in clause (c) of the definition of “Debt” in the Credit Agreement incurred in the ordinary course of business and arising under unsecured Swap Agreements that are not speculative in nature, in an aggregate outstanding amount at any time not exceeding $3,000,000, (xii) Debt not exceeding $1,125,000 outstanding at any time incurred to finance the payment of property insurance premiums relating to its wood fiber business, (xiii) [intentionally omitted], (xiv) [intentionally omitted], and (xv) other Debt in an amount not exceeding $1,000,000 in the aggregate at any time.

(e)  Limitation of Liens.  Create, incur, assume or suffer to exist any Lien, other than (i) Liens created under the Loan Documents, (ii) Liens existing on the date hereof and listed in clause (1) of Schedule 8(e) and Liens securing extensions, refinancings, renewals and replacements thereof of the Debt secured thereby, provided that no such extension, renewal, refinancing or replacement shall add additional obligors in respect of such Debt or result in an increase in the outstanding principal amount (except as permitted pursuant to Section 8(d)(vii)(y) above) of obligations secured by such Lien or the assets covered by such Lien in excess of that in effect immediately prior to giving effect to such extension, renewal, refinancing or replacement except by an amount equal to any premium, accrued interest, and reasonable fees and expenses incurred in connection therewith, (iii) [intentionally omitted], and (iv) Liens described in clauses (2) through (12) of Schedule 8(e).

(f)  Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of its property and assets (whether now owned or hereafter acquired) to any Person, except that any Subsidiary of Parent Guarantor (other than Borrower) (i) may merge or consolidate with or into Parent Guarantor or convey, transfer, lease or otherwise dispose of, all or substantially all of its property and assets to Parent Guarantor, provided that Parent Guarantor shall be the surviving Person, or (ii) may merge or consolidate with or into any other Loan Party (other than Fulghum Fibres, Inc.) or convey, transfer, lease or otherwise dispose of, all or substantially all of its property and assets to another Loan Party (other than Fulghum Fibres, Inc.), provided that the surviving Person is a Loan Party.

(g)  [Intentionally Omitted].

(h)  No New Business.  Engage in any business other than (i) the business it is principally engaged in on the Second Restatement Date and (ii) any business transactions expressly permitted by the terms of the Loan Documents.

(i)  No Amendment of Constituent Documents, Etc.  Amend, supplement or otherwise modify, or consent to any amendment, supplement or other modification of, any of the terms or provisions of its Constituent Documents that could reasonably be expected to have an adverse effect on any Loan Party or Lenders.

(j)  Restricted Payments.  Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments or incur any obligation to do so, except that (i) each Subsidiary of Parent Guarantor may make Restricted Payments to Parent Guarantor or any other Subsidiary of Parent Guarantor that directly owns Equity Interests in such Person (and, in the case of any Subsidiary of Parent Guarantor that is not wholly-owned by a Subsidiary of Parent Guarantor, Restricted Payments may be made pro rata to the other shareholders of such Subsidiary) and (ii) with the prior written consent of the Required Lenders, Parent Guarantor may make Restricted Payments so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

(k)  Loans and Investments. (i) Lend money or credit, make advances to, or provide guarantees or credit support for the benefit of, any Person except (x) in connection with Debt permitted pursuant to Section 8(d)(ii) – (vi) or 8(d)(xiii) or (y) for guarantees or credit support provided in the ordinary course of business and consistent with past practice in an aggregate outstanding principal amount at any time not exceeding $2,500,000 or (ii) purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person other than to (x) Loan Parties (other than Fulghum Fibres, Inc.) or (y) Subsidiaries formed or acquired in compliance with Section 8(n).

(l)  Disposition of Assets.  Dispose of any asset, other than (i) any Disposition in a single transaction or series of related transactions that involves assets having a fair market value or that results in generating Net Cash Proceeds, in either case, of less than $2,000,000, (ii) any Disposition of inventory in the ordinary course of business, (iii) any Disposition of damaged, worn-out or obsolete assets in the ordinary course of business, (iv) any Disposition of Underlying Equity that does not constitute Collateral,

(v) [intentionally omitted], or (vi) any Disposition in a single transaction or series of related transactions that results in generating Net Cash Proceeds of greater than or equal to $2,000,000; provided that Borrower makes an offer to prepay a principal amount of the Loans in an amount equal to the difference of (x) such Net Cash Proceeds and (y) prepayments the applicable Subsidiary is required to make pursuant to the terms of Debt documentation applicable to such Subsidiary listed on Schedule 8(d), in accordance with Section 2.05(c) of the Credit Agreement.

(m)  Transactions with Affiliates.  Enter into any transaction with or make any payment or transfer to any Affiliate of Parent Guarantor, except (i) for any such transaction with, or payment or transfer to, a Loan Party (other than Fulghum Fibres, Inc.), (ii) for any such transaction with, or payment or transfer between Subsidiaries who are not Loan Parties, (iii) for any such transaction with, or payment or transfer between Fulghum Fibres, Inc. and Subsidiaries who are not Loan Parties, (iv) in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Parent Guarantor or (v) as expressly permitted hereunder, provided that any transaction or payment or transfer referred to in clauses (i) through (v) of this subsection (m) is otherwise permitted by the terms of the Loan Documents.

(n)  Formation of Subsidiaries. Form, create, organize, incorporate or acquire any direct or indirect Subsidiary (other than a Subsidiary of a Group Entity that is not a Loan Party) (the foregoing, a “New Subsidiary”), unless (i) the holders of the Equity Interests in such New Subsidiary simultaneously deliver to the Administrative Agent a supplement to Schedule 2(a) of the Pledge Agreement (Other Equity) and all certificates, investment securities and other instruments and documents which are part of such Equity Interests, and otherwise comply with the terms of the Pledge Agreement (Other Equity) (or applicable foreign law equivalent) with respect thereto and (ii) such New Subsidiary simultaneously executes and delivers to the Administrative Agent (A) an Addendum to Guaranty in compliance with Section 27, (B) an Addendum to Security Agreement (as defined in the Security Agreement) in compliance with Section 25 of the Security Agreement (or applicable foreign law equivalent), (C) an Acknowledgment substantially in the form of a Group Entity Acknowledgment and (D) if such New Subsidiary owns any Equity Interests, an Addendum to Pledge Agreement (as defined in the Pledge Agreement (Other Equity)) in compliance with Section 10 of the Pledge Agreement (Other Equity) (or applicable foreign law equivalent).

(o)  ERISA.  (i) Establish any new Pension Plan; or (ii) without the approval of all Lenders, take any action that would cause its underlying assets to constitute Plan Assets (provided that any reference to Borrower in the embedded definitions in the Credit Agreement shall be construed to refer to Parent Guarantor for purposes of this Section 8(o)).

(p)  Restrictions on Subsidiary Restricted Payments and Loans.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction that by its terms limits the ability of any Subsidiary of Parent Guarantor to (x) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, Borrower or any Guarantor or (y) provide loans or advances to Parent Guarantor or any other Loan Party, except for such encumbrances or restrictions (i) existing under the Loan Documents or agreements governing permitted Debt existing on the Second Restatement Date or (ii) existing under agreements governing Debt permitted by Section 8(d) as long as such restrictions and encumbrances are no more restrictive than those existing on the Second Restatement Date.

9.  Covenants of Subsidiary Guarantors and Additional Guarantors.  Each Subsidiary Guarantor and Additional Guarantor agrees to be bound by and to comply with each covenant in Section 7 and Section 8 hereof insofar as each such covenant is applicable to it or to the extent compliance by Parent Guarantor with such covenant would require that such Subsidiary Guarantor or Additional Guarantor take or refrain from taking any action, and the compliance or non-compliance with each such covenant shall be determined by reference to the actions of each Subsidiary Guarantor or Additional Guarantor in addition to those of Parent Guarantor.  Section 7 and Section 8 are hereby incorporated by reference as direct covenants of each Subsidiary Guarantor and Additional Guarantor, mutatis mutandis.

10.  Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of Administrative Agent or facilities provided by Administrative Agent with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Administrative Agent and shall forthwith be paid to Administrative Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

11.   Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable (other than contingent indemnity obligations) under this Guaranty are paid in full in cash and any commitments of Administrative Agent or facilities provided by Administrative Agent with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or any Guarantor is made, or Administrative Agent exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

12.   Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to, any obligation of Borrower to such Guarantor as subrogee of Administrative Agent or any Lender Party or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations.  If Administrative Agent so requests, any such obligation or indebtedness of Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for Administrative Agent and the proceeds thereof shall be paid over to Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

13.  Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by Administrative Agent.

14.  Expenses.  Each Guarantor jointly and severally agrees to pay on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of Administrative Agent’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of Administrative Agent in any proceeding under any Debtor Relief Laws.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

15.  Miscellaneous.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent and each Guarantor.  No failure by Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of Administrative Agent or any term or provision thereof.

16.   Condition of Borrower and Other Guarantors.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrower and any such other guarantor as such Guarantor requires, and that no Lender Party has any duty, and such Guarantor is not relying on any Lender Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of Borrower or any other guarantor (the guarantor waiving any duty on the part of any Lender Party to disclose such information and any defense relating to the failure to provide the same).

17.  Survival of Representations.  All representations and warranties made hereunder or in connection herewith shall survive the execution and delivery hereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each other Lender Party, regardless of any investigation made by Administrative Agent or any other Lender Party or on their behalf and notwithstanding that Administrative Agent or any other Lender Party may have had notice or knowledge of any Default or Event of Default, and shall continue in full force and effect as long as any Loan or any Guaranteed Obligation hereunder shall remain unpaid or unsatisfied.

18.  No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Guarantor acknowledges and agrees that: (a)(i) the services regarding this Guaranty provided by Administrative Agent, the other Lender Parties and their respective Affiliates are arm’s-length commercial transactions between such Guarantor and its Affiliates, on the one hand, and Administrative Agent and its Affiliates and the other Lender Parties, on the other hand, (ii) such Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent and each other Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Guarantor or any of its Affiliates, or any other Person and (ii) Administrative Agent and the other Lender Parties have no obligation to such Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, the other Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Guarantor and its Affiliates, and Administrative Agent and the other Lender Parties have no obligations to disclose any of such interests to such Guarantor or any of its Affiliates.  To the fullest extent permitted by law, such Guarantor hereby waives and releases any claims that it may have against Administrative Agent, any other Lender Party or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

19.  USA PATRIOT Act Notice.  Each Lender Party that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any other Lender Party) hereby notifies each Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of each Guarantor and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify each Guarantor in accordance with the Act. Guarantor agrees to promptly provide any Lender Party or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify each Guarantor in accordance with the Act.

20.  Credit Agreement.  Each Guarantor acknowledges receipt of a copy of the Credit Agreement, the Pledge Agreement, the Pledge Agreement (Other Equity), the Group Entity Acknowledgments, the Security Agreement and the other Loan Documents.

21.  Maximum Rate of Interest.  Notwithstanding anything contained in this Guaranty or any other Loan Document to the contrary, no Guarantor resident in or otherwise subject to the laws of Canada will be obliged to make any payment of interest or other amounts payable to any Lender Party in excess of the amount or rate that would be permitted by applicable Law or would result in the receipt by the Lender Parties of interest at a criminal rate (with “interest” and “criminal rate” being construed as contemplated under the Criminal Code (Canada)).  If the making of any payment by such Guarantor would result in a payment being made that is in excess of such amount or rate, the applicable Lender Party will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

22.  Interest Act (Canada).  For the purposes of this Guaranty, whenever interest to be paid by a Guarantor resident in or otherwise subject to the laws of Canada is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

23.  Setoff.  If an Event of Default shall have occurred and be continuing, Administrative Agent and each other Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Administrative Agent or such Lender Party or any such Affiliate, to or for the credit or the account of each Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document to Administrative Agent or such Lender Party or its Affiliates, irrespective of whether or not such Person or Affiliate shall have made any demand hereunder or under any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Person or Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of Administrative Agent and each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent and such Lender Party or its Affiliates may have.  Each Lender Party agrees to notify such Guarantor and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

24.   Indemnification; Consequential Damages and Survival.

(a)  Each Guarantor jointly and severally agrees to indemnify Administrative Agent (and any sub-agent thereof), each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Guarantor or any Related Party of any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Guaranty and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Guarantor or any Related Party of any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.  This Section 24(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)   To the fullest extent permitted by applicable Law, each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(d)  The obligations of each Guarantor under this Section shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

25.  Governing Law; Assignment; Jurisdiction; Notices.  This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.  This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of Administrative Agent and its successors and assigns and Administrative Agent may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  Each Guarantor hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York County (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Guaranty or any other Loan

Document, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court, (iii) waives to the fullest extent permitted by law (A) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any such Federal or state court and (B) any defense asserting an inconvenient forum in connection therewith, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or the properties of such party in the courts of any jurisdiction.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a) of the Credit Agreement.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.  Each Guarantor agrees that Administrative Agent may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations hereunder any and all information in Administrative Agent’s possession concerning any Guarantor, this Guaranty and any security for this Guaranty. All notices and other communications to any Guarantor and Administrative Agent under this Guaranty shall be in writing and shall be delivered in the manner set forth in Section 8.02 of the Credit Agreement to the addresses specified therein for such Person.

26.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

27.  Enforcement of Guaranty.  Administrative Agent may enforce this Guaranty with respect to all or a portion of the Guaranteed Obligations. Each Guarantor hereby acknowledges that no failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

28.  Judgment Currency.

(a)  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender Party in any currency (the "Original Currency") into another currency (the "Other Currency"), the Lender Parties and the Guarantors agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

29.  The obligations of any Guarantor not resident in the U.S. in respect of any sum due in the Original Currency from it to a Lender Party under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in the Other Currency, the Lender Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Lender Party in the Original Currency, each Guarantor jointly and severally agrees, as a separate obligation and notwithstanding the judgment, to indemnify such Lender Party, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Lender Party in the Original Currency, such Lender Party shall remit such excess to the applicable Guarantor.

30.  Entire Agreement.  This Guaranty and the other Loan Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

31.  Additional Guarantors.  From time to time subsequent to the date hereof, pursuant to Section 7(j) or Section 8(n), as the case may be, additional Subsidiaries of Parent Guarantor or newly formed or acquired wholly-owned Subsidiaries of Parent Guarantor may become parties hereto as additional Guarantors (“Additional Guarantors”) by executing an Addendum to Guaranty substantially in the form attached hereto as Exhibit A (an “Addendum to Guaranty”).  Upon delivery of any Addendum to Guaranty to the Administrative Agent, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor hereunder and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereto as of the date of such Addendum to Guaranty.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any Guarantor hereunder, nor by any election of the Administrative Agent or the Secured Parties not to cause any wholly-owned Subsidiary of Parent Guarantor to become an Additional Guarantor hereunder.  This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

32.  Fulghum Fibres, Inc.  Notwithstanding anything in this Guaranty to the contrary, it is not the intent of any party hereto to grant any security interest in the assets of Fulghum Fibres, Inc. (other than equity interests in Fulghum Fibres Chile S.A.).

33.  Limitation of Guaranty.  Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 34 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

34.  Contribution.  To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

35.   Amendment and Restatement.  This Guaranty amends and restates the Existing Restated  Guaranty.  All obligations evidenced by the Existing Restated Guaranty that remain outstanding and in effect as of the Second Restatement Date are continued by this Guaranty with such modifications as are set forth herein.

36.  Certain Defined Terms.  The following terms shall have the following meanings when used herein:

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment and natural resources such as flora and fauna.

“Environmental Claim” shall mean any and all suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, adversarial proceedings, consent orders, consent decrees or consent agreements arising out of or pursuant to any Environmental Law, the presence or Release of, or human exposure to, any Hazardous Material or natural resource damages.

“ Environmental Law” shall mean, collectively, all applicable federal, provincial, state, local or foreign laws, including common law, ordinances, regulations, rules, legal codes, orders, judgments or other Law that relate to (a) the prevention, abatement or elimination of pollution, or the protection or preservation of the Environment, wildlife or natural resources, (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or exposure to, Hazardous Materials and (c) the protection of employee health and workplace safety, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., each as amended, and their applicable foreign, state or local counterparts or equivalents.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“NEWP” shall mean New England Wood Pellet, LLC, a Delaware limited liability company.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required under or issued pursuant to any Law.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing or migrating in, onto or through the Environment.

[Remainder of Page Intentionally Left Blank]

Executed as of the date first set forth above.

Parent Guarantor:

RENTECH INC.

By:	/s/ Jeffrey R. Spain
Name:	Jeff Spain
Title:	Chief Financial Officer and Senior Vice President

Subsidiary Guarantors:

RENTECH DEVELOPMENT CORPORATION

RENTECH WP U.S. INC.

FULGHUM FIBRES, INC.

RTK WP HOLDINGS, ULC

RTK WP CANADA, ULC

RTK WP2 HOLDINGS, ULC

RTK WP2 CANADA, ULC

RTK WP3 CANADA, ULC

RTK WP4 CANADA, ULC

RTK WP5 CANADA, ULC

RTK WP DEV CANADA, ULC

RENTECH ENERGY TECHNOLOGY CENTER, LLC

RENTECH SERVICES CORPORATION

SILVAGAS CORPORATION

GCSEC HOLDINGS, LLC

GULF COAST SYNTHETIC ENERGY CENTER, LLC

RTK CANADA ENERGY HOLDINGS, ULC

OLYMPIAD RENEWABLE ENERGY CENTRE, ULC

RTK CAB LLC

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Authorized Signatory

Signature Page to Guaranty Agreement

RENTECH (LUXEMBOURG) WP,

Société à responsabilité limitée, registered office at 412F, route d’Esch, L-2086 Luxembourg, with a share capital of CAD 19.980 L-1980 and registered with the Luxembourg Register of Commerce and Companies under number B176704.

By:	/s/ Jeffrey Spain
Name:	Jeffrey Spain
Title:	Class A Manager

Signature Page to Guaranty Agreement

SCHEDULE 2

FOREIGN GUARANTORS

RTK WP HOLDINGS, ULC

RTK WP CANADA, ULC

RTK WP2 HOLDINGS, ULC

RTK WP2 CANADA, ULC

RTK WP3 CANADA, ULC

RTK WP4 CANADA, ULC

RTK WP5 CANADA, ULC

RTK WP DEV CANADA, ULC

RTK CANADA ENERGY HOLDINGS, ULC

OLYMPIAD RENEWABLE ENERGY CENTRE, ULC

RTK (LUXEMBOURG) WP S.A.R.L.

Schedule 2 to Guaranty

SCHEDULE 6(x)

SUBSIDIARIES AND EQUITY INTERESTS1

Guarantor	Subsidiary and Percentage Owned
Rentech, Inc.

Rentech Services Corporation (100%)

ClearFuels Technology, Inc. (95%)

Rentech Development Corporation (100%)

SilvaGas Corporation (100%)

GCSEC Holdings, LLC (100%)

RTK Canada Energy Holdings, ULC (100%)

DSHC, LLC (100%)

Rentech WP U.S. Inc. (100%)

Rentech Development Corporation	Rentech Nitrogen Holdings, Inc. (100%) Rentech Energy Technology Center, LLC (100%)
Rentech Nitrogen Holdings, Inc.	None
GCSEC Holdings, LLC	Gulf Center Synthetic Energy Center , LLC (100%)
RTK Canada Energy Holdings, ULC	Olympiad Renewable Energy Centre, ULC (100%)
Rentech WP U.S. Inc.

RTK (Luxembourg) WP S.A.R.L. (100%)

Rentech Graanul LLC (50%)

Fulghum Fibres, Inc. (100%)

New England Wood Pellet, LLC (100%)

RTK CAB LLC (100%)

indirectly owned via RTK (Luxembourg) WP:

RTK WP Holdings, ULC (100%)

RTK WP2 Holdings, ULC (100%)

RTK WP Dev Canada ULC (100%)

indirectly owned via Rentech Graanul LLC:

Fulghum Graanul Oliver, LLC (100%)

Fulghum Graanul Woodland, LLC (100%)

indirectly owned via New England Wood Pellet, LLC:

Schuyler Wood Pellet, LLC (100%)

Deposit Wood Pellet, LLC (100%)

[1]

To the extent entries would have been duplicative because a Guarantor is a Subsidiary of another Guarantor, equity interests have been disclosed at the level closest to the issuer of such equity interest.

Schedule 6(x) to Guaranty

Guarantor	Subsidiary and Percentage Owned
RTK WP Holdings, ULC	RTK WP Canada, ULC (100%)
RTK WP2 Holdings, ULC	RTK WP2 Canada, ULC (100%) RTK WP3 Canada, ULC (100%) RTK WP4 Canada, LLC (100%) RTK WP5 Canada, ULC (100%)
Fulghum Fibres, Inc.

Fulghum Fibres Cullins, Inc. (100%)

Fulghum Fibres Florida, Inc. (100%)

Fulghum Fibrefuels, Ltd. (100%)

West Monroe Fibre Processing Company, Inc. (100%)

Fulghum Fibres New Zealand Limited (50%)

Fulghum Fibres Uruguay S.A. (87%)

Fulghum Fibres Chile S.A. (87.5%)

indirectly owned via Fulghum Fibres Chile S.A.:

Forestal Pacifico S.A. (99.9%)

Forestal Los Andes S.A. (99.9%)

Schedule 6(x) to Guaranty

SCHEDULE 8(d)

EXISTING DEBT2

1.	[intentionally omitted]

2.	Credit Agreement dated as of November 25, 2013 between Rentech, Inc. and Bank of Montreal, as amended on April 8, 2014 in an amount up to $10,000,000.

3.	Guarantee Agreement, dated as of April 30, 2013 by Rentech, Inc. in favor or Quebec Stevedoring Limited.

4.	Indemnity Agreement, dated June 7, 2013 by Rentech, Inc. in favor of Ontario Power Generation.

5.

Note Purchase Agreement between Fulghum Fibres, Inc. and the ”Holders” (as defined therein), dated November 24, 1997, as amended certain (i) First Amendment to Note Purchase Agreement dated September 30, 1998, (ii) First [sic] Amendment to Note Purchase Agreement dated May 9, 2000, (iii) Third Amendment to Note Purchase Agreement dated November 21, 2001, (iv) Fourth Amendment to Note Purchase Agreement dated December 1, 2002, (v) Fifth Amendment to Note Purchase Agreement dated August 31, 2005, (vi) Sixth Amendment to Note Purchase Agreement dated May 31, 2006, (vii) Seventh Amendment to Note Purchase Agreement dated June 15, 2007, (viii) Eighth Amendment to Note Purchase Agreement dated July 25, 2008, (ix) Ninth Amendment to Note Purchase Agreement dated April 12, 2011, and (x) Tenth Amendment to Note Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein).  The aggregate outstanding principal and accrued interest owing as of the Second Restatement Date is approximately $35,000.

6.

Note Purchase Agreement dated September 30, 1998, between Fulghum Fibres Florida, Inc., and the “Holders” (as defined therein), as amended by that certain First Amendment to Note Purchase Agreement dated October 23, 2001, and as amended and restated in that certain Amended and Restated Note Purchase Agreement dated as of August 31, 2005, as amended by that certain (i) First Amendment to Amended and Restated Note Purchase Agreement dated May 31, 2006 (ii) Second Amendment to Amended and Restated Note Purchase Agreement dated June 15, 2007, (iii) Third Amendment to Amended and Restated Note Purchase Agreement dated July 25, 2008, (iv) Fourth Amendment to Amended and Restated Note Purchase Agreement dated on or about April 12, 2011, and (v) Fifth Amendment to Amended and Restated Note Purchase Agreement dated on May, 2013, together with the “Financing Documents” (as defined therein).  The aggregate outstanding principal and accrued interest owing as of the Second Restatement Date is approximately $3,710,000.

7.

Note Purchase Agreement between Fulghum Fibres, Inc. and the “Holders” (as defined therein), dated August 31, 2005, as amended by that certain (i) First Amendment to 2005 (August) Note Purchase Agreement dated May 31, 2006, (ii) Second Amendment to 2005 (August) Note Purchase Agreement dated June 15, 2007, (iii) Third Amendment to 2005 (August) Note Purchase Agreement dated July 25, 2008, (iv) Fourth Amendment to 2005 (August) Note Purchase Agreement dated April 12, 2011, and (v) Fifth Amendment to 2005(August) Note

[2]	Debt amounts for items 5-9 and 21 – 29 are calculated as of February 29, 2016 and debt amounts for items 10 – 20 are calculated as of March 31, 2016.

Schedule 8(d) to Guaranty

Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein).  The aggregate outstanding principal and accrued interest owing as of the Second Restatement Date is approximately $1,770,000.

8.	[intentionally omitted]

9.

Note Purchase Agreement between Fulghum Fibres, Inc. and the “Holders” (as defined therein), dated June 15, 2007, as amended by that certain (i) First Amendment to Note Purchase Agreement dated July 25, 2008, (ii) Second Amendment to Note Purchase Agreement dated April 12, 2011, and (iii) Third Amendment to Note Purchase Agreement dated May 1, 2013, together with the “Financing Documents” (as defined therein). The aggregate outstanding principal and accrued interest owing as of the Second Restatement Date is approximately $22,810,000.

10.	Notes Payable in favor of Banco de Crédito e Inversiones by Fulghum Fibres Chile, S.A. up to an aggregate amount of $31,000.

11.	Notes Payable in favor of Santader by Fulghum Fibres Chile, S.A. up to an aggregate amount of $271,000.

12.	Notes Payable in favor of Security by Fulghum Fibres Chile, S.A. up to an aggregate amount of $1,920,000.

13.	Notes Payable in favor of Scotiabank by Fulghum Fibres Chile, S.A. up to an aggregate amount of $8,990,000.

14.	Notes Payable in favor of Corpbanca by Fulghum Fibres Chile, S.A. up to an aggregate amount of $856,000.

15.	Notes Payable in favor of Banco de Chile by Fulghum Fibres Chile, S.A. up to an aggregate amount of $1,850,000.

16.	Notes Payable in favor of Security by Forestal Los Andes S.A. up to an aggregate amount of $1,300,000.

17.	Notes Payable in favor of Banco de Chile by Forestal Los Andes S.A. up to an aggregate amount of $2,200,000.

18.	Notes Payable in favor of Scotiabank by Forestal Los Andes S.A. up to an aggregate amount of $1,000,000.

19.	Notes Payable in favor of Corpbanca by Forestal Los Andes S.A. up to an aggregate amount of $2,000,000.

20.	Notes Payable in favor of Santander by Forestal Los Andes S.A. up to an aggregate amount of $650,000.

21.	Loan Agreement, dated as of January 23, 2015 among NEWP, Deposit Wood Pellet, LLC, Schuyler Wood Pellet, LLC and T.D. Bank, N.A. in a principal amount of approximately $6,700,000.

Schedule 8(d) to Guaranty

22.

NEWP, Weldingwood Mills, LLC, and Biofuel Energy Systems, LLC are parties to that certain Loan Agreement with TD Bank, N.A., dated July 25, 2006, pursuant to which TD Bank, N.A. made a mortgage term loan to the Company as evidenced by a promissory note in the original principal amount of $1,000,000; this note is scheduled to mature on July 25, 2016 and as of the Second Restatement Date has an outstanding principal balance of approximately $530,000.

23.

NEWP is party to that certain Note with TD Bank, N.A., dated as of July 25, 2006 and subsequently amended, supplemented or modified, pursuant to which TD Bank, N.A. made a revolving line of credit available to the Company with a borrowing limit of $6,000,000 (with a one-time exemption for a maximum twelve-month period commencing on written notice to the Administrative Agent for an increase in the borrowing limit to $8,000,000).

24.

NEWP, Schuyler Wood Pellet, LLC, and Herkimer County Industrial Development Agency (HCIDA), are parties to that certain Amended and Restated Installment Sale Agreement dated as of December 1, 2007 (the “Schuyler Installment Sale Agreement”); under the Schuyler Installment Sale Agreement, NEWP and Schuyler Wood Pellet, LLC are responsible to make installment purchase payments, which include amounts equal to the debt service on the Industrial Development Revenue Bond (Schuyler Wood Pellet, LLC Project), Series 2007 in the original amount of $9,000,000 (the “Schuyler Bonds”).  As of the Second Restatement the outstanding principal balance of Schuyler Bonds is approximately $3,200,000.

25.

NEWP, Deposit Wood Pellet, LLC, and County of Delaware Industrial Development Agency (DIDA), are parties to that certain Installment Sale Agreement dated as of March 1, 2010 (the “Deposit Installment Sale Agreement”); under the Deposit Installment Sale Agreement, the Company and Deposit Wood Pellet. LLC are responsible to make installment purchase payments, which include amounts equal to the debt service payments on the Industrial Development Revenue Bonds (Deposit Wood Pellet, LLC Project) Series 2010A in the original amount of $9,000,000 (the “Deposit Bonds”). As of the Second Restatement the outstanding principal balance of the Deposit Bonds is approximately $5,250,000.

26.	[intentionally omitted].

27.

Capital lease obligations pursuant to the Master Services Agreement, dated April 30, 2013, among RTK WP Canada, ULC and Quebec Stevedoring Company Limited.  As of December 31, 2014 the outstanding principal balance of capital lease obligations under such agreement was $19,445,834.  The outstanding principal balance under this agreement could increase to $24,000,000 because the capital investment by Quebec Stevedoring Company Limited is not complete and because the agreement is subject to CAD/USD exchange rate fluctuations.

28.	Interest rate swaps at NEWP:

(a)	ISDA Master Agreement dated as of July 25, 2006 between TD Banknorth, N.A. and NEWP and related schedules.

(b)	ISDA Master Agreement dated as of December 28, 2007 among TD Banknorth, N.A., Schuyler Wood Pellet, LLC and NEWP and related schedules.

(c)	ISDA Master Agreement dated as of April 2, 2010 among TD Bank, N.A., Deposit Wood Pellet, LLC and NEWP.

Schedule 8(d) to Guaranty

As of February 29, 2016
Swap 1 - NEWP	$11,181.22
Swap 2 - NEWP	$154,490.90
Swap 3 - NEWP	$275,000.50
Total

29.	Interest rate swaps at Fulghum Fibres Chile:

		Contract	Fair value as of,
Entity	Bank	Number	Febnruary 29, 2016
Fulghum Fibres Chile	Corpbanca	9525	($165,764)
Fulghum Fibres Chile	Scotiabank	4332	($935,665)
Fulghum Fibres Chile	Banco Security	1866	($187,016)
Forestal Los Andes	Banco Security	878	($307,109)

Schedule 8(d) to Guaranty

SCHEDULE 8(e)

PERMITTED LIENS

(1)  Liens securing the Debt listed in clauses (1), (2) (5) - through (25) of Schedule 8(d).

(2)  any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or assets of any Person that becomes a Subsidiary of Parent Guarantor after the date hereof prior to the time such Person becomes a Subsidiary of Parent Guarantor, as the case may be; provided that (i) such Lien does not apply to any other property or assets of Parent Guarantor or any Subsidiary of Parent Guarantor, (ii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Parent Guarantor, as the case may be and (iii) such Person is in compliance with Section 8(n) on the date of such acquisition or the date such Person becomes a Subsidiary of Parent Guarantor, as the case may be;

(3)  Liens for taxes not yet delinquent or which are being contested in compliance with Section 6(l);

(4)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 6(l);

(5)  pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(6)  deposits to secure the performance of bids, trade contracts (other than for Debt), leases (other than capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(7)  zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Parent Guarantor or any of its Subsidiaries;

(8)  judgment Liens securing judgments not constituting an Event of Default under clause (i) of Section 6.01 of the Credit Agreement;

(9)  Permitted Liens;

(10)  Liens securing Debt permitted by clause (27) of Schedule 8(d) and Section 8(d)(x); provided that the Debt secured thereby does not exceed the fair market value of such assets;

(11)  any interest or title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent foreign filings, registrations or agreements in foreign jurisdictions) relating to leases and subleases entered into in the ordinary course of business; and

(12)  other Liens securing liabilities in an aggregate amount not to exceed $1,000,000 at any time outstanding.

Schedule 8(e) to Guaranty

EXHIBIT A

ADDENDUM TO GUARANTY

[_______ __], 201[_]

Each of the undersigned, ______________________, a _______ [corporation/limited liability company/unlimited liability corporation] (each, a “New Guarantor”, together the “New Guarantors”):

(i)  agrees to all of the provisions of the Second Amended and Restated Guaranty Agreement, dated as of April 1, 2016 (as amended, amended and restated, modified, supplemented or restated from time to time, the “Guaranty”), made by the signatories thereto as Guarantors (collectively, the “Guarantors”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (“Administrative Agent”) for the benefit of the Lender Parties pursuant to the Second Amended and Restated Credit Agreement, dated as of April 1, 2016 (as amended, amended and restated, modified, supplemented or restated from time to time, the “Credit Agreement”) by and among RENTECH NITROGEN HOLDINGS, INC., as borrower, the lenders from time to time party thereto and Administrative Agent.

(ii)   effective on the date hereof becomes a party to the Guaranty, as a Guarantor, with the same effect as if each of the undersigned were an original signatory to the Guaranty (with the representations and warranties contained therein being deemed to be made by each New Guarantor on and as of the date hereof).

(iii)  [represents and warrants that it is [organized/incorporated] and resident in [_____].]3

Capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement. This Addendum to Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

[3]	For Additional Guarantors not resident in the United States of America.

Exhibit A to Guaranty

IN WITNESS WHEREOF, the undersigned has caused this Addendum to Guaranty to be duly executed and delivered to the Administrative Agent by its duly authorized officer as of the date first set forth above.

[NAME OF NEW GUARANTOR], as Guarantor

By:
Name:
Title:

Exhibit A to Guaranty